Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-137021 and No. 333-71266 on Form S-8 of Kraft Foods Inc. of our report dated June 24, 2011 appearing in this Annual Report on Form 11-K of Kraft Foods Global, Inc. TIP Plan for the year ended December 31, 2010.

/s/ Crowe Horwath LLP

Oak Brook, Illinois

June 24, 2011